Exhibit 10.29

Nonqualified Stock Option Award
Terms and Conditions
Under
Coty Inc. Long-Term Incentive Plan
(as amended April 8, 2013 and effective as of the Effective Date)

This instrument (the “Terms and Conditions”) evidences the grant effective on the date set forth in your total compensation letter (the “Grant Date”) of a nonqualified stock option award to you (the “Participant”) by Coty Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. Long-Term Incentive Plan, as amended April 8, 2013 (the “Plan”).

1.

Option Grant. In accordance with the terms of the Plan and subject to these Terms and Conditions, the Company hereby grants to the Participant as of the Grant Date an option (the “Option”) to purchase all or any part of an aggregate of the number of shares of the Company’s Shares set forth in your total compensation letter (the “Option Shares”). This award is subject to cancellation unless the Participant executes and returns to the Company the Coty Inc. Confidentiality and Non-Competition Agreement by December 31 of the calendar year in which the Option was granted. This Option is a nonqualified stock option and is not intended to be an incentive stock option within the meaning of Code Section 422.

2.	Exercise Price. The Exercise Price of the Option will be the price per Share set forth in your total compensation letter.

3.	Vesting and Exercisability of Option. The Participant may exercise this Option only after it has become vested and exercisable in accordance with the following:

(a) In General. The Option shall vest and become exercisable on the fifth anniversary of the Grant Date.

(b)

Change in Control. If, within twelve months following a Change in Control, (i) the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) the Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, the Option shall vest and become exercisable.

(c)

Joint Venture. If the Participant becomes an employee of a Joint Venture during the Restriction Period, vesting of the Option shall be tolled beginning on the date the Participant becomes an employee of the Joint Venture and shall recommence on the date the Participant again becomes an Employee Accordingly, the Restriction Period shall be extended by the number of days the Participant was an employee of the Joint Venture.

(d)

Retirement, Death, or Disability. The Option shall vest and become exercisable to the extent provided in paragraph 7 in the event of the Participant’s termination of Service by reason of Retirement, death, or Disability.

4.	Expiration. Subject to paragraph 7, the Option will expire on the tenth anniversary of the Grant Date (the “Expiration Date”).

5.	Transferability of Option.

(a)

Except as provided in Section 5(b), (i) the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Option, other than by will or the laws of descent and distribution and (ii) the Option shall be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

(b)

Subject to applicable law, vested Stock Options may be transferred to a Successor. Such transferred Stock Options may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 5(b), and shall be subject in all respects to the terms of these Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

6.	Exercise of Option.

(a)

Notice of Exercise. After the Option has become exercisable pursuant to paragraph 3, and while it remains exercisable in accordance with paragraph 7, the Participant may exercise the Option in whole or in part on any Exercise Date by delivering a signed, written exercise notice to the Company. The notice shall indicate the number of Shares being purchased. Upon the Exercise Date, the holder shall pay or provide for the Exercise Price and applicable Withholding Tax in full, pursuant to such procedures established by the Committee from time to time after giving consideration to applicable tax, securities and accounting rules. The Option must be exercised as to a whole number of Shares.

(b)

Withholding Obligation. The withholding obligation upon the Participant’s exercise of the Option must be satisfied by paying the amount of required withholding to the Company. If the Participant does not pay the amount of required withholding to the Company, the Company will withhold from the Shares delivered to the Participant the minimum amount of funds required to cover any Withholding Tax required to be withheld by the Company by reason of such exercise of the Option.

(c)

Use of Shares. Shares used to satisfy the Exercise Price and/or any required withholding tax (including Shares underlying surrendered Options) will be valued at their Fair Market Value, determined in accordance with the Plan.

(d) Condition of Transfer. The Company will issue no Shares pursuant to the Option before the Participant has paid the Exercise Price and any withholding obligation in full.

(e)

Automatic Exercise. Any exercisable Option that has not been exercised by its holder shall be automatically exercised in accordance with Section 6(a) on the Exercise Date immediately prior to its expiration if, on such Exercise Date, there is a Option Spread with respect to such Option.

7.	Termination of Service. Upon termination of Service with the Company or an Affiliate, the Participant’s right to exercise the Option will be subject to the following rules:

	(a)	Retirement, Disability or Death.

(i)

If the Participant’s Service terminates due to Retirement, Disability or death before the Option has otherwise become vested, then the Option shall immediately become vested and exercisable with respect to the Applicable Fraction of the Option Shares, and shall be immediately forfeited and canceled with respect to the remaining Option Shares. The “Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed from the Grant Date of an Award to the date of the Participant’s termination of Service and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to become exercisable or otherwise vest.

(ii)

The portion of an Option that is vested (whether by application of paragraph 7(a)(i) above or otherwise) on the date the Participant terminates Service due to Retirement, Disability or death may be exercised on an Exercise Date occurring on or before the second anniversary of the date of the Participant’s termination.

(b)

Other Termination of Service. Except as provided in paragraph 3(b), if the Participant’s Service terminates for any reason other than Retirement, Disability or death, the Participant may exercise the Option to the extent that it was exercisable on the date of such termination on any Exercise Date on or before the 90th day following such termination. Any Option that is not vested on the date the Participant’s Service shall be immediately forfeited and canceled.

	(c)	Option Expiration. In no event may the Option be exercised after the Expiration Date.

8.

Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, these Terms and Conditions or the Option.

9.

Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares underlying the Option, the Participant will have no rights as a shareholder with respect to those Shares.

10.

Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Coty Inc.
Two Park Avenue
17th Floor
New York, New York 10016
Attention: General Counsel

Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this paragraph 10 by giving such other party written notice of such change, in accordance with the procedures described above.

11.

Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

12.

Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

13.

Amendment of these Terms and Conditions. These Terms and Conditions may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.

14.

Entire Agreement. These Terms and Conditions, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

15.

Administration. The Committee administers the Plan and these Terms and Conditions. The Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

COTY INC.
/s/ Michele Scannavini

Michele Scannavini
Chief Executive Officer